UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2015

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2015, Ayden R. Lee, Jr., Executive Chairman of Four Oaks Fincorp, Inc. (the “Company”) and its wholly-owned subsidiary Four Oaks Bank & Trust Company (the “Bank”), notified the Company of his intention to resign from his positions with the Company and the Bank, effective December 31, 2015 (the “Effective Date”). Mr. Lee will continue to serve as Chairman and a member of the Boards of Directors of the Company and the Bank. In addition to the amounts owed to Mr. Lee under his Executive Employment Agreement with the Bank, the Board of Directors of the Company also approved certain benefits for Mr. Lee in connection with his resignation in recognition of his many years of dedicated service to the Company and the Bank, including, among other things, that Mr. Lee may keep the automobile that the Bank currently provides to him and that the Bank will reimburse him for certain expenses related to the automobile for the 12-month period immediately following the Effective Date. The Board of Directors of the Company also approved a change to the director compensation policy such that Mr. Lee, as Chairman of the Board of Directors, will receive monthly and per meeting fees equivalent to that of the Lead Independent Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

	By:	/s/ David H. Rupp
David H. Rupp
President and Chief Executive Officer

Date: December 24, 2015